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                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form N-1A of our report dated September 10, 1999, relating to the financial statement and financial highlights of Morgan Stanley Dean Witter Total Return Trust referred to in such report, which appear in such Registration Statement.


PricewaterhouseCoopers LLP
New York, New York
September 22, 2000